Exhibit 99.1

Controlling Our Future through Vertical Integration

NOBILITY HOMES, INC. ANNOUNCES SALES AND EARNINGS FOR ITS FIRST QUARTER 2014

Ocala, FL…March 13, 2014—Today Nobility Homes, Inc. (OTC MKTS: NOBH) announced sales and earnings results for its first quarter ended February 1, 2014. Sales for first quarter 2014 were up 23% to $4,191,429 as compared to $3,401,667 recorded in first quarter 2013. Income from operations for first quarter was $84,186 versus a loss of $6,717 in the same period a year ago. Net income after taxes was $103,402 as compared to $4,845 for the same period last year. The net income after taxes for first quarter 2014 included a $39,401 non-cash loss from our investment in a retirement community limited partnership. Diluted earnings per share for first quarter 2014 were $.03 per share compared to breakeven last year.

Nobility’s financial position in first quarter 2014 remains very strong with cash and cash equivalents and short term investments of $12,101,200 and no outstanding debt. Working capital is $20,733,501 and our ratio of current assets to current liabilities is 15.4:1. Stockholders’ equity is $35,319,524 and the book value per share of common stock increased to $8.70.

Terry Trexler, President, stated, “Our sales are affected by the strength of the U.S. economy, interest rates and employment levels, consumer confidence and the availability of retail financing. We believe the lack of retail financing for manufactured housing continues to have a negative effect on our sales, although the overall economy has shown improvement. According to the Florida Manufactured Housing Association, shipments in Florida for the period from November 2013 through January 2014 were up approximately 12% from the same period last year. Although shipments increased, the intermediate outlook for the manufactured housing industry in Florida and the nation is uncertain. The long-term demographic trends still favor future growth in the Florida market area we serve. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country. The country must experience a better economy with less uncertainty, continued improved sales in the existing home market, declining unemployment, increased consumer confidence and more retail financing for the sales of our affordable homes for the Company to improve significantly. Management will continue to evaluate Prestige’s retail model centers in Florida, along with all expenses and will react in a manner consistent with maintaining our strong financial position”.

For 46 years we have specialized in the design and production of quality, affordable manufactured homes at our plant located in central Florida. With our multiple retail sales centers, an insurance subsidiary, and investments in retirement manufactured home communities, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 221 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Consolidated Balance Sheets

	February 1,	November 2,
	2014	2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,628,025	$10,468,453
Short-term investments	473,175	455,232
Accounts receivable - trade	924,310	2,701,057
Mortgage notes receivable, current	5,163	4,549
Income tax receivable	10,000	—
Inventories	5,517,600	5,043,816
Pre-owned homes, current	2,571,210	2,187,598
Prepaid expenses and other current assets	459,601	319,546
Deferred income taxes	589,171	656,461

Total current assets	22,178,255	21,836,712

Property, plant and equipment, net	3,762,707	3,731,463
Pre-owned homes	3,468,532	4,316,397
Mortgage notes receivable, long term	183,033	183,753
Other investments	2,931,203	2,938,273
Deferred income taxes	1,406,829	1,339,539
Other assets	2,833,719	2,804,484

Total assets	$36,764,278	$37,150,621

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$447,437	$645,519
Accrued compensation	80,451	170,026
Accrued expenses and other current liabilities	437,291	614,368
Customer deposits	479,575	537,052

Total current liabilities	1,444,754	1,966,965

Commitments and contingent liabilities

Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	10,634,083	10,632,060
Retained earnings	33,423,186	33,319,784
Accumulated other comprehensive income	258,321	240,378
Less treasury stock at cost, 1,306,913 shares in 2014 and 1,307,854 shares in 2013	$(9,532,557)	(9,545,057)

Total stockholders’ equity	35,319,524	35,183,656

Total liabilities and stockholders’ equity	$36,764,278	$37,150,621

NOBILITY HOMES, INC.

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended
	February 1, 2014	February 2, 2013

Net sales	$4,191,429	$3,401,667

Cost of goods sold	(3,445,899)	(2,855,884)

Gross profit	745,530	545,783

Selling, general and administrative expenses	(661,344)	(552,500)

Operating income (loss)	84,186	(6,717)

Other income (loss):
Interest income	9,832	5,539
Undistributed earnings in joint venture - Majestic 21	32,331	17,236
Losses from investments in retirement community limited partnerships	(39,401)	(46,337)
Miscellaneous	16,454	35,124

Total other income	19,216	11,562

Income before provision for income taxes	103,402	4,845

Income tax benefit	—	—

Net income	103,402	4,845

Other comprehensive income
Unrealized investment gain	17,943	8,970

Comprehensive income	$121,345	$13,815

Weighed average number of shares outstanding:
Basic	4,057,994	4,057,023
Diluted	4,059,316	4,057,023

Net income per share:
Basic	$0.03	$—
Diluted	$0.03	$—